Exhibit 99.1

Kips Bay Medical Provides Business Update

and Reports Fourth Quarter and Full Year 2013 Results

Minneapolis, MN, March 12, 2014 (BUSINESS WIRE)–Kips Bay Medical, Inc. (NASDAQ: KIPS), a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, eSVS® Mesh, for use in coronary artery bypass grafting surgery, today provided a business update and announced financial results for its fourth quarter and full year ended December 31, 2013.

FDA Update

Enrollments and site activations continue in the Kips Bay eMESH I clinical feasibility trial. As previously announced, The Royal Brompton Hospital, located in London, England, an internationally recognized cardiac research center, became the newest study site enrolling its first patient in October 2013. As of March 1, 2014, seven sites in Europe and four sites in the United States have enrolled or are recruiting patients for the trial and one additional international site has received its ethics committee approval and is in the process of finalizing its clinical trial agreement in order to begin enrolling which we expect to commence during the second quarter of 2014. One study site has discontinued its participation in the trial as a result of the transfer of the cardiac surgeon leading the trial at such site. As of March 1, 2014, 50 patients have been enrolled in the eMESH I clinical feasibility trial. While the pace of enrollment in the trial is slower than expected, Kips Bay continues to be encouraged by the support it receives from leading institutions in Europe and the United States.

As previously disclosed, Kips Bay is in the process of proposing to the U.S Food and Drug Administration, or FDA, a combination of changes in the application of the eSVS Mesh to the saphenous vein graft, or SVG, and to the surgical implant technique for the eSVS Mesh treated graft. The proposed changes are based upon the Company’s consultations with medical advisors and several of the cardiac surgeons participating in the eMESH I clinical feasibility trial and the Company’s initial review of early results from the eMESH I trial. The changes are intended to reduce the variables in the study and reduce the risk of early graft occlusion. In addition, Kips Bay believes the changes may make it easier to implant the eSVS Mesh as well as reduce costs.

The eMESH I clinical feasibility trial is a multi-center, randomized study of external SVG support using the Company’s eSVS Mesh in coronary artery bypass grafting, or CABG, surgery. The objective of the eMESH I clinical feasibility trial is to demonstrate to the FDA the initial safety and performance of the Company’s eSVS Mesh for use as an external SVG support device during CABG surgery. If the feasibility trial is successful, the Company intends to use the data from this study as the basis for the filing of a request for an investigational device exemption to perform a larger pivotal study which is required to demonstrate clinical effectiveness and support a premarket approval application filing with the FDA seeking approval to sell the eSVS Mesh in the United States.

Operations Update

During fourth quarter of 2013, the Company engaged a new distributor in Austria and completed the initial training for this distributor. Kips Bay announced recently that the first commercial implant of the eSVS Mesh took place in Austria at the Medical University of Vienna in Vienna, Austria in January 2014. This accomplishment is a direct result of the Company’s recent expansion of its sales and marketing team, with two new sales directors, both of whom brought to Kips Bay significant sales and marketing experience with successfully building the sales of new medical device technologies for other medical device companies.

In early 2013, Kips Bay completed an animal study to demonstrate the capability of the eSVS Mesh to be used by surgeons when preparing sequential grafts. Sequential grafts in bypass surgery are those grafts in which one saphenous vein is connected to two or more target arteries. This study was also used to demonstrate the compatibility of the eSVS Mesh with a synthetic sealant which provides surgeons another option when utilizing the eSVS Mesh. Kips Bay submitted this data to its European Notified Body, as part of a request for an expansion of the product labeling for the eSVS Mesh to allow the Company’s sales personnel to promote both the use of the eSVS Mesh in sequential bypass grafting and the use of a synthetic sealant. Both of these requests were approved and, in November 2013, Kips Bay received an updated CE Mark certificate.

During fourth quarter of 2013, Kips Bay filed a shelf registration statement on Form S-3 with the U.S. Securities and Exchange Commission registering the offer and issuance from time to time of $50.0 million in common stock, preferred stock, debt securities, warrants and units, which registration statement was declared effective as of December 20, 2013.

On January 29, 2014, Kips Bay completed an underwritten public offering of 6,035,000 shares of common stock at a purchase price of $0.70 per share, resulting in net proceeds of approximately $3.6 million, after deducting the underwriter’s discount and commissions and offering expenses. The Company intends to use the net proceeds from this offering for working capital and general corporate purposes, including funding the process of seeking regulatory approval to market the eSVS Mesh in the United States and abroad, including continuing human clinical trials.

On February 4, 2014, following approval by the Company’s stockholders at a special meeting of stockholders, the Company’s Certificate of Incorporation was amended to increase the number of authorized shares of common stock from 40 million to 90 million.

Intellectual Property Update

Kips Bay continues to improve its intellectual property position. During 2013, three additional international patents were issued to Kips Bay. This increased the Company’s issued international patents to seven; two each issued in Japan, Canada and South Africa and one European patent, which is validated and enforceable in eight European countries. Currently, the Company has five patent applications pending in countries outside the United States and a total of five issued patents and three pending patent applications in the United States, including one for which the Company received a notice of allowance in February 2014.

The Company’s issued patents include claims directed towards, among other things, the knitted, resilient and compliant structure of the eSVS Mesh, which is designed to provide structural support to inhibit vessel expansion and provide the vein graft with physiological attributes similar to those of an artery, and the surgical procedures relating to the delivery system design and implant deployment method for the eSVS Mesh.

Financial Results

Net sales in the fourth quarter of 2013 were $41,000, up from $27,000 in the fourth quarter of 2012. Gross profit was $20,000 and $15,000 in the fourth quarters of 2013 and 2012, respectively. Net loss in the fourth quarter of 2013 was $1.5 million, or $0.06 per diluted share, compared to a net loss of $1.5 million, or $0.09 per diluted share, in the fourth quarter of 2012. Net sales for the full years of 2013 and 2012 were $130,000 and $226,000, respectively, and the Company’s gross margin decreased to 51.5% from 56.6%, respectively. The net loss for the year ended December 31, 2013 was $6.1 million, or $0.23 per diluted share, compared to a net loss of $5.5 million, or $0.34 per diluted share, for the year ended December 31, 2012. The increase in net sales during the fourth quarter was driven by the first sales to a new distributor for Austria. The decrease in sales for 2013, as compared with 2012, reflects the negative impact of limited reimbursements and/or budgets available to hospitals, the limited amount of clinical data on the performance of the eSVS Mesh and the effects of economic difficulties in certain European countries. Research and development expenses increased 17.5% to $773,000 in the fourth quarter of 2013 from $658,000 in the fourth quarter of 2012. For the full years, research and development expenses increased 23.8% to $3.1 million in 2013 from $2.5 million in 2012. These increases resulted from increased costs incurred in conjunction with increases in the number of study sites and patients enrolled in the Company’s eMESH I clinical feasibility trial during 2013. These increases were partially offset by reductions in product testing costs related to additional test work required by the FDA performed by the Company during 2012.

Balance Sheet and Cash Flow

Total cash, cash equivalents and short-term investments at December 31, 2013 were $5.0 million compared to $10.4 million at December 31, 2012. This decrease is consistent with the Company’s anticipated burn rate for 2013. Total current assets decreased to $5.9 million at December 31, 2013 from $11.4 million at December 31, 2012. These decreases were driven primarily by the use of cash to fund operations during 2013 and the payment in 2013 of approximately $400,000 of costs related to the Company’s December 2012 public offering. In January 2014, Kips Bay completed a public offering of 6,035,000 shares of its common stock, the net proceeds of which increased the Company’s cash, cash equivalents and short-term investments by approximately $3.6 million.

Current liabilities decreased to $455,000 as of December 31, 2013 which is down from $788,000 as of December 31, 2012 . This decrease was attributable primarily to the payment of costs accrued at December 31, 2012 related to the Company’s December 2012 public offering, partially offset by increased costs accrued during 2013 for the eMESH I feasibility trial.

Cash used in operations increased from $4.2 million for the year ended December 31, 2012 to $5.5 million for the year ended December 31, 2013. This increase was caused by a combination of the increased net loss for 2013 and the payment in 2013 of $400,000 of costs related to the Company’s December 2012 public offering.

Looking Ahead

Sales, general and administrative expenses are expected to increase slightly during 2014 compared to 2013 as the Company continues to pursue its international sales and marketing activities. Research and development expenses are also expected to increase during 2014 compared to 2013 as clinical study related activities increase. The Company expects sales to continue at modest levels until additional clinical study data is available. The Company’s ability to maintain and improve its margins is primarily dependent upon the volume of sales and pricing of the eSVS Mesh as negotiated between the Company and its international distributors.

Kips Bay believes its cash, cash equivalents and short-term investments as of December 31, 2013, together with the proceeds from its January 2014 public offering, will be sufficient to fund its planned operations for at least the next 12 months. However, it may require, or depending upon capital market conditions, it may elect to raise additional funds earlier in order to continue its feasibility trial for the FDA, plan for its anticipated larger pivotal study and conduct additional clinical trials to obtain regulatory approvals for the eSVS Mesh.

About the eSVS Mesh

The eSVS Mesh is designed to be fitted like a sleeve on the outside of saphenous vein grafts to strengthen SVGs used in coronary artery bypass graft surgery. By strengthening the SVG and preventing the damaging expansion of the vein graft, the Company hopes to reduce or prevent the resulting injury which can lead to SVG failure and potentially costly and complicated re-interventions for patients undergoing CABG surgery. To strengthen an SVG, the eSVS Mesh is manufactured from nitinol wire which gives the eSVS Mesh considerable strength, while remaining highly flexible and kink-resistant. Kips Bay is currently conducting a feasibility trial for the FDA, the objective of which is to demonstrate the initial safety and performance of the eSVS Mesh. Kips Bay expects to enroll 80 to 120 patients at 10 international and four U.S. sites and further expects to use the data from this study as the basis for the filing of a request for an investigational device exemption to perform a larger pivotal study which is required to demonstrate clinical effectiveness and support a request for approval to sell the eSVS Mesh in the United States. Additional information about the eSVS Mesh and the Company’s feasibility trial are available at the Company’s website at www.KipsBayMedical.com and in the Company’s most recent annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

About Kips Bay Medical

Kips Bay Medical, Inc. is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, the eSVS Mesh, for use in coronary artery bypass grafting surgery. Kips Bay originally acquired the eSVS Mesh technology from Medtronic, Inc. in 2007. Additional information about Kips Bay is available at the Company’s website at www.KipsBayMedical.com.

Forward-Looking Statements Safe Harbor

Statements contained in this release that relate to future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “continues”, “expects,” “intends,” “should,” “will,” “may,” “believes,” “could,” “hopes,” “objective,” “looking ahead,” “future,” other words of similar meaning or the use of future dates. Examples of forward-looking statements in this release include Kips Bay’s expectations regarding enrollments, site activations and other aspects of its eMESH I clinical feasibility trial; future sales, sales, general and administrative expenses and research and development expenses; burn rate and need for additional capital, and the safety, performance and benefits of the eSVS Mesh. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Kips Bay’s actual results to be materially different than those expressed in or implied by Kips Bay’s forward-looking statements. For Kips Bay, such uncertainties and risks include, among others, the status of the eMESH I clinical feasibility trial, including enrollment, completion and the results; Kips Bay’s future operating results and financial performance; market size and market acceptance of the eSVS Mesh technology; the ability of Kips Bay and its distributors to commercialize and sell the eSVS Mesh in Europe; its ability to obtain coverage and reimbursement from third-party payors for the eSVS Mesh technology and the extent of such coverage; the development of its distribution and marketing capabilities; its ability to attract and retain scientific, regulatory, and sales and marketing support personnel and its ability to obtain additional financing. More detailed information on these and other factors that could affect Kips Bay’s actual results are described in Kips Bay’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Kips Bay undertakes no obligation to update its forward-looking statements.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email: Scott.Kellen@KipsBayMedical.com

Kips Bay Medical, Inc.

Statements of Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Percent	Year Ended December 31,		Percent
	2013	2012	Change	2013	2012	Change
Net sales	$41	$27	51.9%	$130	$226	(42.5)%
Cost of sales	(21)	(12)	75.0	(63)	(98)	(35.7)
Gross profit	20	15	33.3	67	128	(47.7)
Operating expenses:
Research and development	773	658	17.5	3,075	2,483	23.8
Selling, general and administrative	784	847	(7.4)	3,068	3,167	(3.1)
Total operating expenses	1,557	1,505	3.5	6,143	5,650	8.7
Other income:
Interest income	3	2	50.0	16	15	6.7
Net loss	$(1,534)	$(1,488)	3.1	$(6,060)	$(5,507)	10.0
Basic and diluted net loss per share	$(0.06)	$(0.09)	33.3	$(0.23)	$(0.34)	(32.4)
Weighted average shares outstanding—basic and diluted	26,979,079	16,674,631	61.8	26,916,060	16,402,363	64.1

Comprehensive loss	$(1,533)	$(1,488)	3.0%	$(6,060)	$(5,504)	10.1%

Kips Bay Medical, Inc.

Balance Sheets (unaudited)

(In thousands, except share and per share amounts)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$2,316	$9,403
Short-term investments	2,684	947
Accounts receivable	28	31
Inventories	793	915
Prepaid expenses and other current assets	88	103
Total current assets	5,909	11,399
Property and equipment, net	400	457
Total assets	$6,309	$11,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$141	$333
Accrued liabilities	314	455
Total current liabilities	455	788

Stockholders’ equity:
Undesignated stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2013 and December 31, 2012, respectively	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 26,979,079 and 26,346,079 issued and outstanding as of December 31, 2013 and December 31, 2012	270	263
Additional paid-in capital	41,494	40,655
Accumulated other comprehensive loss	—	—
Accumulated deficit	(35,910)	(29,850)
Total stockholders’ equity	5,854	11,068
Total liabilities and stockholders’ equity	$6,309	$11,856

Kips Bay Medical, Inc.

Statements of Cash Flows (unaudited)

(In thousands)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(6,060)	$(5,507)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	55	109
Stock-based compensation	570	588
Amortization of premium on short-term investments	74	79
Other	17	17
Changes in operating assets and liabilities:
Accounts receivable	3	9
Inventories	122	(23)
Prepaid expenses and other current assets	15	(3)
Accounts payable	(192)	248
Accrued liabilities	(141)	280
Net cash used in operating activities	(5,537)	(4,203)
Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	3,814	6,459
Purchases of short-term investments	(5,625)	(4,526)
Purchase of property and equipment	(17)	(117)
Proceeds from the sale of property and equipment	2	2
Net cash (used in) provided by investing activities	(1,826)	1,818
Cash flows from financing activities:
Proceeds from sale of common stock in a public offering, net of related costs of $33	276	—
Proceeds from sale of common stock in a public offering, net of issuance costs of $1,059	—	5,441
Proceeds from sale of common stock under common stock purchase agreement, net of related costs of $4	—	135
Proceeds from the exercise of employee stock options	—	1
Net cash provided by financing activities	276	5,577
Net (decrease) increase in cash and cash equivalents	(7,087)	3,192
Cash and cash equivalents at beginning of period	9,403	6,211
Cash and cash equivalents at end of period	$2,316	$9,403